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                                                                     EXHIBIT 3.1

                   CERTIFICATE OF DESIGNATION, PREFERENCES,

                            RIGHTS AND LIMITATIONS

                                      OF

                           SERIES 2 PREFERRED STOCK

                                      OF

                        APPLIED VOICE RECOGNITION, INC.


     PURSUANT to Section 151(g) of the Delaware General Corporation Law (the "DGCL"), APPLIED VOICE RECOGNITION, INC., a corporation organized and existing under the DGCL (herein referred to as the "Corporation"), DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, and pursuant to the provisions of Section 151(g) of the DGCL, such Board of Directors, by a meeting on, or by unanimous consent of the directors dated as of, December 16, 1998, duly adopted a resolution providing for the issuance of a series of Two Hundred Fifty Thousand (250,000) shares of the Corporation's Preferred Stock, par value $0.10 per share, to be designated "Series 2 Preferred Stock," and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, all pursuant to this Certificate of Designation, Rights and Preferences of Series 2 Preferred Stock of Applied Voice Recognition, Inc. (the "Certificate of Designation"), which resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, there shall be established and authorized for issuance a series of the Corporation's Preferred Stock, par value $0.10 per share, designated "Series 2 Preferred Stock" (herein referred to as "Series 2 Preferred Stock"), consisting of Two Hundred Fifty Thousand (250,000) shares, each of the par value of $0.10 per share, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth below:

          A. DESIGNATION. The Preferred Stock having the rights, preferences, privileges and restrictions set forth below shall be designated and known as "Series 2 Preferred Stock."

          B. NUMBER OF SHARES OF SERIES 2 PREFERRED STOCK. The number of shares constituting all of the Series 2 Preferred Stock shall be Two Hundred Fifty Thousand (250,000).

          C. DIVIDENDS. The holders of the then outstanding shares of the Series 2 Preferred Stock shall be entitled to dividends ("Preferred Dividends") equal to eight percent (8%) of the aggregate Liquidation Preference (as defined in Section D) per annum per share of Series 2 Preferred Stock, payable quarterly in arrears, which Preferred Dividends shall be paid, at the
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Company's option, either (i) in cash, or (ii) in additional shares or fractional shares of Series 2 Preferred Stock. In the event the Corporation elects to pay any such Preferred Dividends in Series 2 Preferred Stock, the number of shares of Series 2 Preferred Stock to be issued as Preferred Dividends pursuant hereto shall be equal to such number of shares that have an aggregate stated value equal to the Preferred Dividends. The Corporation shall be entitled to issue fractional shares of Series 2 Preferred Stock in the amount of 1/100 of a share of Series 2 Preferred Stock. Preferred Dividends shall, when and as declared by the Corporation's Board of Directors, be payable quarterly on the first day of each January, April, July and October, commencing on the first such date following the issuance of such shares, except that if such date is not a business day, then such dividends shall be payable on the first day immediately succeeding that business day. No dividend shall be declared or paid if such declaration or payment would result in a violation of the DGCL. The dividends on each share of Series 2 Preferred Stock shall begin to accrue and accrue from the date of issuance of the Series 2 Preferred Stock, whether or not declared dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board of Directors duly authorized to fix such date by resolution designating such committee.

          The Preferred Dividends shall be cumulative, and no dividends shall be declared or paid with respect to the Common Stock, $0.001 par value per share, of the Corporation (the "Common Stock"), or any class of stock ranking, as to dividend rights, junior to the Series 2 Preferred Stock, until all accrued Preferred Dividends have been paid, or declared and, if dividends are to be paid in Series 2 Preferred Stock, shares of Series 2 Preferred Stock are set apart for payment, for the current and all prior dividend periods. Payment of Preferred Dividends shall be in preference to dividends on Common Stock or any other shares of stock of the Corporation ranking junior to the Series 2 Preferred Stock, shall be on parity with payment of dividends on the Corporation's Series 1 Preferred Stock and shall be junior to payment of dividends on all series of preferred stock of the Corporation designated by a letter of the alphabet (collectively, the "Lettered Series Preferred Stock").

          D. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series 2 Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after the payment or declaration and setting apart for payment of any amount required with respect to all Lettered Series of Preferred Stock and before any payment or declaration and setting apart for payment of any amount shall be made with respect to the Common Stock, One Hundred Dollars and 00/100 ($100.00) per share, plus an amount per share equal to all earned but unpaid dividends, and no more (the "Liquidation Preference"). If upon the occurrence of such event the assets distributable among the holders of the Series 2 Preferred Stock and stock ranking on parity with the Series 2 Preferred Stock, if any, as to assets in liquidation (collectively, "Parity Stock") shall be insufficient to permit the payment of the full preferential amounts for the Series 2 Preferred Stock and Parity Stock, then the assets and funds of the Corporation legally available for distribution to such holders shall be distributed among the holders of the Series 2 Preferred Stock and Parity Stock then outstanding ratably per share in proportion to the full preferential amounts per share to which they are respectively entitled. After the payment or distribution to the holders of the Series 2 Preferred Stock and the Parity Stock of their full preferential amounts have been made, the holders

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of Series 2 Preferred Stock shall not be entitled to
any additional distributions with respect to the Series 2 Preferred Stock.

     At each holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Corporation to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section D; provided, however, that an event described in the prior clause that the holder does not elect to treat as a liquidation, consolidation, merger, acquisition or other business combination of the Corporation with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section D, but instead shall be treated pursuant to the terms of the following paragraph (a holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

     Prior to the closing of a transaction described in the preceding paragraph which would constitute a liquidation event, the Corporation shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of the first paragraph of this Section D, (ii) set aside sufficient funds from which the cash distributions to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Corporation from a sale of all or substantially all of the assets of the Corporation will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Corporation has not fully complied with either of the foregoing alternatives, the Corporation shall either: (x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which the rights of the holders shall be the same as existing immediately prior to such proposed transaction.

          E. REDEMPTION. Any shares of the Series 2 Preferred Stock that have not been converted to Common Stock by the third anniversary of the date of their issuance, may, at the option of the Corporation, at any time thereafter be redeemed at a redemption price of One Hundred Dollars and 00/100 ($100.00) per share plus any earned but unpaid dividends (the actual date of redemption being referred to as the "Preferred Stock Redemption Date"). Either all or none of the outstanding shares of Series 2 Preferred Stock then eligible for redemption must be redeemed. If on or before the Preferred Stock Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series 2 Preferred Stock, so as to be and continue to be available therefor, then from and after the Preferred Stock Redemption Date, notwithstanding that any certificate for shares of the Series 2 Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights with respect to shares of the Series 2 Preferred Stock shall forthwith on the Preferred Stock Redemption Date cease and terminate except only as to the right of the holders thereof to receive the redemption price of such shares so to be redeemed. Any monies so set aside by the Corporation and unclaimed at the end of five (5) years from the Preferred Stock Redemption Date shall revert to the general funds of the Corporation (provided that the holders of Series 2 Preferred Stock have received notice of the redemption within 90 days after the Preferred Stock Redemption
Date).

          The respective holders of record of the Series 2 Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation of certificates for

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the shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.

          F.  CONVERSION RIGHTS.

              (i) Each holder of shares of Series 2 Preferred Stock shall be entitled to cause any or all of such shares to be converted into shares of Common Stock, which shares of Common Stock have been registered pursuant to a registration statement filed by the Corporation with the Securities and Exchange Commission for a public offering and sale of stock, pursuant to the terms of the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time. Each share of Series 2 Preferred Stock is convertible into such number of shares of Common Stock equal to (i) the Liquidation Preference of the Series 2 Preferred Stock being converted, divided by (ii) the greater of (A) One Dollar and 00/100 ($1.00) per share, and (B) the average closing price per share of the Common Stock for the thirty (30) day period immediately preceding the effective date of such conversion on the Nasdaq Over the Counter Bulletin Board (the "OTCBB"). If the Common Stock is no longer trading on the OTCBB, then the calculation of the number of shares of Common Stock to be issued in exchange for each share of the Series 2 Preferred Stock shall be based upon such other trading forum or exchange, if any, under which the Common Stock is trading, and if no established market exists for the Common Stock, the Board of Directors of the Corporation shall determine the number of shares of Common Stock to be issued for each share of Series 2 Preferred Stock in the exercise of their reasonable discretion. In the event the Company desires to sell any of its securities with an aggregate market value of at least $10,000,000 by means of an underwritten offering, each holder of shares of the Series 2 Preferred Stock shall be obligated to convert all of their shares of Series 2 Preferred Stock into shares of Common Stock.

              (ii) Each holder of Series 2 Preferred Stock desiring to convert any or all of such shares into shares of Common Stock pursuant to paragraph (i) of this Section F shall surrender the certificate or certificates representing the shares of Series 2 Preferred Stock being converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series 2 Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designed by notice to the holders of the Series 2 Preferred Stock by the Corporation or the transfer agent for the Series 2 Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (1) the number of shares of Series 2 Preferred Stock to be converted, and (2) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

              (iii) Upon surrender of a certificate representing a share or shares of Series 2 Preferred Stock for conversion pursuant to paragraph (i) of this Section F, the Corporation shall, within five (5) business days of such surrender, issue and send (with receipt to be acknowledged) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series 2 Preferred Stock, only part of which are to

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be converted, the Corporation shall issue and deliver to such holder a new certificate or certificates representing the number of shares of Series 2 Preferred Stock which shall not have been converted.

              (iv) The issuance by the Corporation of shares of Common Stock pursuant to paragraph (i) of this Section F shall be effective as of the earlier of (1) the delivery to such holder of the certificates representing the shares of Common Stock issued upon conversion thereof, or (2) immediately prior to the close of business on the day of surrender of the certificate or certificates for the shares of Series 2 Preferred Stock to be converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) as provided in this Certificate of Designation. On and after the effective day of the conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date.

              (v) The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series 2 Preferred Stock, but in lieu thereof shall pay to the holder converting such Series 2 Preferred Stock an amount of cash equal to the fractional share of Common Stock that otherwise would have been issued upon conversion rounded to the nearest 1/100th of a share of Common Stock multiplied by the conversion price described in paragraph (i) of this Section F.

              (vi) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the conversion of shares of Series 2 Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the conversion of all the shares of Series 2 Preferred Stock then outstanding.

          G.  ANTI-DILUTION ADJUSTMENTS.

              (i) If, prior to the conversion of all the Series 2 Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets that is not deemed to be a liquidation pursuant to Section D hereof, then the holders of Series 2 Preferred Stock shall thereafter have the right to receive upon conversion of Series 2 Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of shares of Common Stock, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Series 2 Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series 2 Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion rate and the number of shares issuable upon conversion of the Series 2 Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the conversion thereof. The

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Corporation shall not effect any transaction described in this subsection (i)
unless (a) it first gives fifteen (15) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the holders of the Series 2 Preferred stock shall be entitled to convert their Series 2 Preferred Stock into shares of Common Stock to the extent permitted hereby), and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation of the Corporation under the Certificate of Incorporation of the Corporation, including the obligation of this subsection (i).

              (ii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all time in good faith assist in the carrying out of all the provisions of this paragraph and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series 2 Preferred Stock against impairment.

              (iii) Upon the occurrence of each adjustment or readjustment pursuant to subparagraph (i) above, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series 2 Preferred Stock a certificate signed by the Chief Financial Officer of the Corporation setting forth (i) such adjustment or readjustment, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

          H. VOTING RIGHTS. Except as otherwise required by the DGCL or this Certificate of Designation, the holders of Series 2 Preferred Stock shall have no voting rights.

          I. PROTECTIVE PROVISION; AMENDMENT. So long as shares of Series 2 Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent as provided by Delaware Law) of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series 2 Preferred Stock, and at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding holders of Series 2 Preferred Stock, alter or change the rights, preferences or privileges of the Series 2 Preferred Stock. Notwithstanding the foregoing sentence, however, the Corporation may amend this Certificate of Designation with respect to any unissued shares of Series 2 Preferred Stock, including, without limitation, increasing or decreasing the number of shares constituting the Series 2 Preferred Stock.

          J.  MISCELLANEOUS.

              (i) So long as any shares of Series 2 Preferred Stock are outstanding, the Corporation will not purchase, redeem or otherwise acquire or retire for value any Parity Stock; provided, however, that the Corporation may purchase, redeem or otherwise acquire or retire for value any Parity Stock if in any given quarter holders of the Series 2 Preferred Stock shall have received payment for all dividends due and payable in such quarter.

              (ii) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight

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courier, registered first class mail, or telecopier addressed (1) if to the
Corporation, to its office at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, Attention: Timothy J. Connolly, Chairman and CEO, Telecopier: (713) 621-5870, and (2) if to the holder of the Series 2 Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if by telecopier, so long as followed up on the same day by overnight courier.

              (iii) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series 2 Preferred Stock or shares of Common Stock or other securities issued on account of Series 2 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series 2 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series 2 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment described in this sentence unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

              (iv) In the event that the holder of shares of Series 2 Preferred Stock shall not by written notice designate the address to which the certificate or certificates representing shares of Common Stock to be issued upon conversion of such shares should be sent, the Corporation shall be entitled to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Corporation or any transfer agent for the Series 2 Preferred Stock.

              (v) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series 2 Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series 2 Preferred Stock.

              (vi) The Corporation shall appoint, and from time to time may replace, a conversion agent for the Series 2 Preferred Stock. Upon any such replacement of the conversion agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series 2 Preferred Stock.

              (vii) Any Series 2 Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such Series 2 Preferred Stock and shall be retired promptly after the acquisition thereof.

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              (viii) The Series 2 Preferred Stock shall be transferable by the holders, provided that such transfer is made in compliance with applicable federal and state securities laws.

              (ix) Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with dividend and/or liquidation preferences superior or junior to the Series 2 Preferred Stock.

     IN WITNESS WHEREOF, Applied Voice Recognition, Inc. has caused this Certificate of Designation to be signed by Timothy J. Connolly, its Chairman and Chief Executive Officer, as of the 31st day of December, 1998.

                                        APPLIED VOICE RECOGNITION, INC.


                                        By:
                                            ------------------------------------
                                            Timothy J. Connolly
                                            Chairman and Chief Executive Officer

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